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                                 EXHIBIT 99 (a)


                    Union Planters Corporation Press Release
                            Dated September 28, 1994
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   (LOGO)                       PRESS RELEASE
Union Planters
 Corporation



CONTACT: Jack W. Parker, CFO                     DATE: September 28, 1994
         Union Planters Corporation
         (901) 383-6781
         Dan L. Holland, CFO
         Grenada Sunburst System Corporation
         (601) 226-1100


      UNION PLANTERS CORPORATION AND GRENADA SUNBURST SYSTEM CORPORATION
                          ANNOUNCE ONE-TIME CHARGES

FOR IMMEDIATE RELEASE:

  MEMPHIS, TENNESSEE -- On July 1, 1994, Union Planters Corporation ("UPC") entered into a definitive agreement to acquire Grenada Sunburst System Corporation ("GSSC") in a tax-free reorganization to be accounted for as a pooling of interests. GSSC is a multi-bank holding company headquartered in Grenada, Mississippi. It is the third largest financial institution in Mississippi with total assets of $2.5 billion. GSSC has two subsidiary banks, Sunburst Bank, Mississippi, headquartered in Grenada, Mississippi, with total assets of $2.0 billion, and Sunburst Bank, Louisiana, headquartered in Baton Rouge, Louisiana, with total assets of $500 million.

  In connection with UPC's pending acquisition of GSSC and as part of both companies continuing efforts to reduce expenses, both UPC and GSSC have retained the services of Alex Sheshunoff Management Services, Inc. ("ASMS"), a nationally recognized consulting firm, to assist in improving the financial performance of each organization, and to assist in the consolidation of the two organizations. Through the study of each organization, individually and collectively, opportunities to reduce costs and reengineer operations in order to become more





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efficient will be identified.  Management expects that there will be a reduction in the number of employees and branches in each organization.


  UPC and GSSC expect the acquisition of GSSC to close by December 31, 1994, however there can be no assurance that will be the case since the acquisition of GSSC is subject to obtaining regulatory approval and approvals of shareholders of both UPC and GSSC.

  Independent of whether or not the acquisition is consummated, UPC and GSSC will each offer voluntary early retirement and voluntary separation programs in the fourth quarter to help facilitate the staff reduction. Charges associated with the early retirement and separation programs, along with other acquisition and consolidation related expenses are preliminarily estimated to be between $18 million to $27 million after tax. Management of UPC estimates that charges associated with these items of between $3 million to $6 million after tax will be incurred by UPC in the fourth quarter of 1994 regardless of the status of the merger, with the remaining charges expected to be incurred in the quarter in which the acquisition of GSSC is actually consummated. The ranges of charges are based on currently available information as well as preliminary estimates and are subject to change. The ranges are provided as a preliminary estimate of the significance of the charges that might occur, and should be viewed accordingly. The actual charges may vary substantially from the ranges.

  In addition to the above charges, UPC plans to undertake a marketing program in the fourth quarter of 1994 to increase the number of account relationships and the related dollar amount of loans in a segment of its consumer loan portfolio. A substantial part of the marketing and acquisition related cost of this program will be incurred during the fourth quarter of 1994 and is expected to result in a significant increase in loan volume, interest income, and fee income in 1995 and future periods. Based on current estimates, the cost is anticipated to be between $7 million and $9 million after tax. This range is


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provided as a preliminary estimate of the significance of the charges that might occur, and the actual charges may vary substantially from the range.

  During the third quarter of 1994, UPC restructured a portion of its available for sale investment securities portfolio by selling approximately $425 million of securities which resulted in a loss on this sale of approximately $4.5 million after tax. The losses had previously been recorded on UPC's balance sheet as a reduction of shareholders' equity in accordance with FASB 115. The restructuring was effected to increase book yields, and the proceeds were invested in higher yielding securities. The average maturity of securities sold was 13 months and the average maturity of securities purchased was 30 months.

  UPC expects to recognize acquisition-related expenses during the third quarter of 1994 of approximately $1.8 million after tax in connection with the acquisition of BNF Bancorp, Inc. and Liberty Bancshares, Inc. which were consummated during the third quarter of 1994.

  Union Planters Corporation, headquartered in Memphis, Tennessee, is a $7.5 billion multi-bank holding company with 43 banks and 254 banking offices in Tennessee, Mississippi, Arkansas, Alabama, and Kentucky.

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